Contact:          Barbara B. Lucas
                                          Senior Vice President - Public Affairs
                                          410-716-2980

                                          Mark M. Rothleitner
                                          Vice President - Investor Relations
                                          and Treasurer
                                          410-716-3979


FOR IMMEDIATE RELEASE:  April 24, 2001

Subject:Black & Decker Reports $.40 Earnings Per Share for First Quarter of 2001

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the first quarter of 2001 were $33.1 million, or $.40 per diluted share, compared to recurring net earnings of $47.1 million, or $.54 per diluted share, for the first quarter last year. Reported net earnings of $60.2 million or $.69 per diluted share for the first quarter of 2000 included a pre-tax gain of $20.1 million related to the recapitalization of True Temper Sports, which was sold in 1998.

         Sales for the first quarter of 2001 were $979.0 million, compared to $1.04 billion for the same period last year. Excluding the effects of foreign currency translation, sales declined 3%, reflecting the continued economic slowdown in the United States and Europe.

         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Unfavorable economic conditions and reduction of inventories by retailers continued into the first quarter of 2001 and negatively affected sales and operating profit versus last year's first quarter.

                                     (more)

Page Two
         "Sales in the Power Tools and Accessories segment were down 3% for the quarter. This decline primarily reflected sluggish retail sales and customer inventory reductions, especially in our North American business, where sales declined at a mid-single-digit rate. Despite adverse weather conditions in the northeastern United States, sales of lawn and garden products were up modestly, led by a new line of electric lawn mowers and the recently released 14.4-volt cordless Hedge Hog(R) hedge trimmer.

         "In Europe, sales were down slightly, also as a result of weak retail activity and inventory reduction actions by some customers, but DEWALT sales continued to grow at a double-digit rate as we near completion of the professional power tool brand transition from Elu to DEWALT.

         "In the rest of the world, Power Tools and Accessories sales were up significantly, with improvement in substantially all product categories.

         "Operating profit for Power Tools and Accessories was down significantly in the first quarter due to lower sales volume. Gross margin declined slightly, and selling, general, and administrative expense was modestly higher. Notwithstanding the weak economy, we continued to outpace our power tool competition in North America, as our sales growth rate in the quarter remained higher than the growth rate of the power tool departments at the key home center chains.

         "Sales in the Hardware and Home Improvement segment were flat for the quarter. Sales of security hardware increased at a mid-single-digit rate on the strength of the market-leading Kwikset brand name as well as the popular Society Brass Collection(R) of upscale locksets and handlesets. Society Brass is now available in a majority of home center stores in North America. Sales of Price Pfister plumbing products declined at a mid-single-digit rate due to the economic slowdown and inventory reduction actions by some retailers. Operating profit for Hardware and Home Improvement declined during the quarter, reflecting lower gross margin offset in part by lower SG&A spending.

                                     (more)

Page Three
         "Sales in the Fastening and Assembly Systems segment were down 7% for the quarter. Unfavorable economic conditions in the U.S. resulted in decreased sales in our North American automotive and industrial businesses. This decline was partially offset by growth in other regions of the world, particularly Asia. Operating profit declined for the quarter due to lower revenue; however, our gross margin percentage and SG&A spending each improved slightly.

         "A $34 million increase in inventory from the 2000 year-end level reflected the unfavorable economic environment, with the increase concentrated in our European Power Tools and Kwikset businesses. We remain focused on supply chain and inventory management, and, to address the higher inventory level, we are continuing to slow plant production during the second quarter. While we are disappointed with the overall level of inventory, our investment is paying off in terms of service levels, which continued to improve during the quarter. This improvement served us well in recent line reviews with several key retailers.

         "Free cash flow, which is typically negative during the first quarter because of the seasonal nature of our business, was a use of $112 million versus a use of $84 million in the first quarter of 2000, primarily reflecting lower net earnings offset by lower capital expenditures, and higher cash taxes. Our objective is to convert 70% to 80% of net earnings to cash for the full year, and we will continue to make adjustments in our operations to achieve this.

         "Looking ahead, it appears that the U.S. and European economies will remain slow, with the potential for only modest improvement late in the year. Based on this more conservative view of the economy and the more aggressive actions that we are taking to reduce inventory, we anticipate that our second quarter sales before foreign exchange will be approximately flat compared to the same quarter last year and that diluted earnings per share will be in the $.50 to $.60 range. For the full year, we expect sales before foreign exchange to be up slightly and diluted earnings per share to be $3.10 to $3.25.

                                     (more)

Page Four
         "Although our second-half outlook is based on modest economic improvement, we also anticipate a significant benefit from new products scheduled to be introduced by each of our businesses during that period. The introductions are on track and will feature an especially significant new product offering from DEWALT that we expect to be the largest in its history. This initiative will include entering the pneumatic fastener market with a range of nailing products. Although the majority of new products for 2001 will be launched later this year, many have already been introduced, including two innovative miter saws and several rotary hammers by DEWALT, a range of Black & Decker(R) electric lawn mowers, and the entirely new Professional Series faucet line by Price Pfister.

         "Due to the robust new product launch schedule, we expect inventory in the second and third quarters to be up somewhat versus the first quarter of 2001. By the end of the year, however, we anticipate inventory to be roughly flat to the 2000 year-end level.

         "With our market-leading brands, strong customer relationships, continuous new product innovation, and an intense focus on improving operations using Six Sigma practices, we believe we are in an excellent position to withstand current economic challenges and emerge stronger than ever."

         The Corporation will hold a conference call today at 10:00 a.m. EDT to discuss first-quarter results. Investors can listen to the call by visiting www.bdk.com, the Corporation's home page, and clicking on the icon labeled "Live Webcast." It is recommended that listeners log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available on the Corporation's home page through the close of business on May 8, 2001.
                                     (more)

Page Five
         This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed April 24, 2001.

         Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

                                      * * *

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                (Dollars in Millions Except Per Share Amounts)



                                           Three Months Ended
                                     -------------------------------
                                     April 1, 2001     April 2, 2000
                                     -------------     -------------

SALES                                $       979.0     $     1,037.6
   Cost of goods sold                        636.4             674.6
   Selling, general, and
     administrative expenses                 270.2             271.5
   Gain on sale of business                      -              20.1
                                     -------------     -------------
OPERATING INCOME                              72.4             111.6
   Interest expense
     (net of interest income)                 22.4              23.8
   Other expense                               2.7                .4
                                     -------------     -------------
EARNINGS BEFORE INCOME TAXES                  47.3              87.4
   Income taxes                               14.2              27.2
                                     -------------     -------------
NET EARNINGS                         $        33.1     $        60.2
                                     =============     =============



NET EARNINGS PER COMMON SHARE
   -  BASIC                          $         .41     $         .70
                                     =============     =============

Shares Used in Computing Basic
   Earnings Per Share (in Millions)           81.1              86.0
                                     =============     =============



NET EARNINGS PER COMMON SHARE
   -  ASSUMING DILUTION              $         .40     $         .69
                                     =============     =============

Shares Used in Computing Diluted
   Earnings Per Share (in Millions)           81.7              86.9
                                     =============     =============

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                             (Millions of Dollars)


                                       April 1, 2001    December 31,
                                          (Unaudited)          2000
                                       --------------   ------------

ASSETS
Cash and cash equivalents              $       149.3    $     135.0
Trade receivables                              754.7          783.1
Inventories                                    877.8          844.0
Other current assets                           194.7          199.9
                                       --------------   ------------
       TOTAL CURRENT ASSETS                  1,976.5        1,962.0
                                       --------------   ------------

PROPERTY, PLANT, AND EQUIPMENT                 745.0          748.1
GOODWILL                                       711.1          717.2
OTHER ASSETS                                   693.2          662.4
                                       --------------   ------------
                                       $     4,125.8    $   4,089.7
                                       ==============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                  $       556.9    $     402.9
Current maturities of long-term debt            38.8           47.7
Trade accounts payable                         340.7          367.6
Other accrued liabilities                      691.7          814.1
                                       --------------   ------------
       TOTAL CURRENT LIABILITIES             1,628.1        1,632.3
                                       --------------   ------------

LONG-TERM DEBT                                 772.9          798.5
DEFERRED INCOME TAXES                          219.7          221.0
POSTRETIREMENT BENEFITS                        250.4          240.6
OTHER LONG-TERM LIABILITIES                    487.7          479.8
COMMON STOCK UNDER EQUITY FORWARDS              25.5           25.1
STOCKHOLDERS' EQUITY                           741.5          692.4
                                       --------------   ------------
                                       $     4,125.8    $   4,089.7
                                       ==============   ============

                THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS (Unaudited)
                             (Millions of Dollars)


                                    Reportable Business Segments
                         -------------------------------------------------
                               Power     Hardware     Fastening                  Currency       Corporate,
Three Months Ended           Tools &       & Home    & Assembly               Translation     Adjustments,
April 1, 2001            Accessories  Improvement       Systems      Total    Adjustments   & Eliminations   Consolidated
--------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                   $656.4      $ 200.9       $ 123.5   $  980.8        $ (1.8)            $   -       $  979.0
Segment profit (loss)
  (for Consolidated,
  operating income)             35.0         17.4          19.5       71.9           (.2)               .7           72.4
Depreciation and
  amortization                  23.2          9.9           3.8       36.9           (.1)              6.5           43.3
Capital expenditures            25.9          9.4           3.3       38.6           (.3)               .5           38.8


Three Months Ended
April 2, 2000
--------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                   $679.9      $ 200.5       $ 132.3   $1,012.7        $ 24.9             $   -       $1,037.6
Segment profit (loss)
  (for Consolidated,
  operating income
  before gain on sale
  of business)                  53.2         19.1          22.3       94.6           2.3              (5.4)          91.5
Depreciation and
  amortization                  21.0          9.8           3.9       34.7            .9               6.7           42.3
Capital expenditures            51.0          7.1           6.9       65.0           1.4                .2           66.6






     The reconciliation of segment profit to the Corporation's earnings before income taxes, in millions of dollars, is as follows:

                                                        Three Months Ended
------------------------------------------------------------------------------
                                                      April 1,        April 2,
                                                         2001            2000
------------------------------------------------------------------------------

Segment profit for total reportable
  business segments                                     $71.9           $94.6
Items excluded from segment profit:
  Adjustment of budgeted foreign
    exchange rates to actual rates                        (.2)            2.3
  Depreciation of Corporate property
    and amortization of goodwill                         (6.5)           (6.7)
  Adjustment to businesses' post-
    retirement benefit expenses booked
    in consolidation                                     11.0             9.5
  Adjustment to eliminate net interest
    and non-operating expenses from
    results of certain operations in
    Brazil, Mexico, Venezuela, and Turkey                  .2              .1
  Other adjustments booked in
    consolidation directly related to
    reportable business segments                          4.4            (7.0)
Amounts allocated to businesses in
  arriving at segment profit in excess
  of (less than) Corporate center
  operating expenses, eliminations,
  and other amounts identified above                     (8.4)           (1.3)
------------------------------------------------------------------------------
Operating income before gain on
  sale of business                                       72.4            91.5
Gain on sale of business                                    -            20.1
------------------------------------------------------------------------------
  Operating income                                       72.4           111.6
Interest expense, net of interest
  income                                                 22.4            23.8
Other expense                                             2.7              .4
------------------------------------------------------------------------------
  Earnings before income taxes                          $47.3           $87.4
==============================================================================

Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of the retained portion of the household products business. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding table under the captions "Reportable Business Segments," and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2001. The amounts included in the preceding table under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, goodwill amortization, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs and the gain on sale of business. For certain operations located in Brazil, Mexico, Venezuela, and Turkey, segment profit is reduced by net interest expense and non-operating expenses. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs.
Corporate expenses are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.